Exhibit 99.1

OLD SECOND BANCORP INC.

Traded: NASDAQ National Market System

Symbol: OSBC

For Immediate Release

June 16, 2004

For additional information contact:

Bill Skoglund, Chairman & CEO

(630) 906-5483

OLD SECOND BANCORP, INC. ANNOUNCES

CASH DIVIDEND AND TWO-FOR-ONE STOCK SPLIT

Aurora, Illinois, June 16, 2004 — Old Second Bancorp, Inc. (Nasdaq: OSBC) announced that its board declared a $0.24 cash dividend payable on July 12, 2004 to stockholders of record on June 25, 2004.  The dividend rate represents a 20% increase in the dividend rate compared to the dividend paid in the first quarter of 2004.

The Company also announced today that its board of directors declared a two-for-one stock split of its outstanding shares of common stock.  The stock split will be effected in the form of a stock dividend and will entitle each stockholder of record at the close of business on July 16, 2004 to receive one additional share of common stock for every share of the Company’s common stock held on that date.  The stock split will occur after the completion of the cash dividend.

Certificates representing the additional shares of common stock will be distributed on or about July 28, 2004 to stockholders of the Company on the record date.  Currently held certificates will remain valid and should be retained by stockholders.  After the split, the Company will have approximately 13.4 million shares of common stock outstanding.

“These two dividends are examples of our ongoing commitment to increasing stockholder value and delivering attractive returns on an investment in Old Second,” noted Mr. William Skoglund, the Company’s Chief Executive Officer.  “We believe that the increased number of outstanding shares, as a result of the stock split, will provide greater liquidity of our shares and broader ownership in our common stock.  Additionally, we believe that the increase in the cash dividend paid to stockholders shows the board’s continued confidence in our performance and our commitment to our stockholders.”

Old Second Bancorp, Inc. currently has twenty-three banking locations and four mortgage banking offices located in Kane, Kendall, DeKalb, DuPage, and LaSalle counties in Illinois.

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Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review its filings with the Securities and Exchange Commission.